Exhibit 10.7.1

AMENDMENT TO THE MARIMED INC. 2018 STOCK AWARD AND INCENTIVE PLAN

(this “Amendment”)

Effective Date: September 23, 2021

A.       Article III, Section 3.1 of the MariMed Inc. 2018 Stock Award and Incentive Plan (the “Plan”) is hereby amended as follows:

3.1 Common Stock Authorized. Subject to the provisions of this Article and Article XI, the total aggregate number of shares of Common Stock that may be delivered pursuant to Awards shall not exceed 70 million shares. Each share delivered in connection with a Full-Value Award, and each share delivered or deemed to be delivered in connection with Stock Options or other non-Full-Value Awards, shall be counted against this limit as one share in accordance with Section 3.2.

B.       The foregoing amendment to the Plan has been approved and adopted by the Board and approved by the Company’s stockholders in accordance with the Company’s bylaws and applicable law.

C.       Except as otherwise set forth in this Amendment, the terms and provisions of the Plan shall remain in full force and effect as when originally adopted or as previously amended.

D.       Capitalized terms used in this amendment shall have the meaning ascribed to such terms in the Plan.